UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Evercore Partners Inc.

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Beginning on June 4, 2013, Evercore Partners Inc. sent the following communication to certain of its stockholders:

June 4, 2013

Dear                     :

Background

As you probably know by now, the Evercore Partners Inc. Board has proposed amending our equity incentive plan to increase the number shares available under the plan by 5 million shares, and we are seeking your approval of this proposal, which is included as Proposal No. 2 in our proxy materials. We are a people-based business, and equity is a fundamental element of our pay-for–performance compensation philosophy. We believe equity-based compensation is the best way to help ensure that our executives and employees are closely aligned with shareholders and will remain so over the longer-term. We believe equity compensation is a more powerful tool than cash or other forms of deferred compensation for attracting, retaining and motivating our talent.

In conjunction with Proposal No. 2, we have agreed to use our recently expanded stock repurchase program to ensure that our outstanding shares do not increase due to our annual bonus equity awards over the next three years. We have already achieved this objective for the last three years. We also have committed to maintain our average three year burn rate at or below 2.5%, subject to our ability to reserve the necessary flexibility to address unusual circumstances that may arise. In the last three years, we have had an average burn rate of under 1% when forfeitures and stock buybacks are taken into account.

In almost seven years, we have not increased the number of shares authorized for issuance under the plan, which demonstrates how efficiently and prudently we have managed the share pool. However, we have grown significantly over the past few years. From 2007 to 2012, our headcount has grown from 303 employees to 900 employees.

As Part of its Qualitative Analysis, Glass Lewis acknowledged Several Positive Aspects of our Compensation Programs and Equity Plan

We recognize that some institutional investors consider reports from advisory firm recommendations in their proxy voting decisions such as Glass Lewis & Co. (“GL”). In analyzing the GL report, it is important to recognize that GL’s recommendation on Proposal No. 2 was not based on any issues with our compensation or corporate governance policies. In fact, over the last three years Evercore has received increasingly improved grades according to GL’s proprietary pay-for-performance model. In addition, GL acknowledged the following concerning our compensation programs and our use of equity:

•	our commitment to use our expanded share repurchase program to offset the dilutive effect of annual bonus equity awards will “ameliorate the dilutive effects of equity grants,”

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•	that over the last five years, 95% of annual bonus equity awards were granted to employees who had direct revenue generating responsibilities,

•	our belief that a reduction in our use of equity-based compensation would require a corresponding increase in our use of alternative deferred compensation programs with higher costs, and

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the proposed plan would prohibit “liberal share recycling”, does not include evergreen provisions and does not have a single change of control trigger - all features that are in keeping with best practices.

GL’s Quantitative Analysis of Proposal No. 2 Fails to Take into Account our Stock Repurchase Activity and Longer Vesting Periods

Just as GL’s calculations of costs and dilution take into account the netting of cancelled awards, we believe the dilution calculations should also take into account our consistent historical practice of offsetting the impact of equity awards through stock repurchases and our commitment to do so in the future. Without taking repurchases into account in determining equity grants, a corporate action our stockholders have overwhelmingly supported, we are unfairly penalized because the total shares outstanding is reduced by stock buybacks but not the shares granted.

GL’s Quantitative Analysis of Proposal No. 2 is Based on Flawed “Peer Group” Data

GL’s recommendation against Proposal No. 2 was driven primarily by the workings of its proprietary cost models, which produced results based on a not fully-disclosed analysis of mostly inappropriate “peer company” inputs. The report refers to their analysis of “peer companies” and concludes: “…regardless of any dilution considerations, we find that the Company devotes too much of its revenues and operating cash flows toward equity compensation.”

GL’s quantitative analysis involved the comparison of our stock compensation expense relative to certain operating financial results, our enterprise value and headcount to the same relative measures for a “peer group” which consisted of “24 companies in the diversified financials industry with an average market capitalization of $2 billion.”

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Unfortunately, GL only disclosed the identity of 13 companies in this “peer group,” and, based on this disclosure alone, it is clear that any conclusions drawn from this “peer group” are likely to be unsound. Our disclosed peer group can be categorized into the following types of businesses:

Advisory Focused	Bulge Bracket	Alternatives	Brokerage
Evercore Greenhill Lazard	Morgan Stanley Goldman Sachs	Blackstone	FBR Gleacher Piper Jaffray Cowen JMP Oppenheimer Stifel SWS

While some of these companies include M&A advisory services as part of a broad suite of products and services, for most companies (other than Advisory Focused firms), M&A advisory services is not the primary business. The merger advisory industry is highly competitive and human-capital intensive. These other companies often rely and compete based upon financial capital rather than purely human capital. In addition, the Bulge Bracket, Alternatives and Brokerage firms maintain capital structures that employ substantial amounts of leverage to support their principal positions and lending activities. These capital structures dramatically increase enterprise value, a practice that is at odds with Advisory Focused firms. Finally, many of the Bulge Bracket and Brokerage firms maintain large back office staffs focused on the clearance and settlement of securities transactions, maintenance of customer accounts and support of principal trading activities, and these individuals tend to receive lower amounts of or no deferred compensation. In contrast, by design, Advisory Focused firms don’t have such personnel. Thus, you should not rely on these measures of stock compensation expense in comparing these fundamentally different businesses.

The table below presents a comparison of actual stock compensation expense for Evercore (EVR), Greenhill (GHL) and Lazard (LAZ) for 2012 against several of the measures used by GL.

	EVR	GHL	LAZ
		($ in thousands)
Stock Compensation Expense (“SCE”)	62.8	54.2	309.6
Operating Cash Flow	160.2	94.8	481.9
SCE v. Cash Flow	39%	57%	64%
Total Revenue	638.9	285.1	1,971.0
SCE v. Revenue	10%	19%	16%
Employees	900	324	2,513
SCE per employee	0.07	0.17	0.12
Enterprise Value	1,544	1,548	4,774
SCE v. Enterprise Value	4%	4%	6%

Revenue amounts for LAZ and EVR are adjusted amounts reported to shareholders.

Stock compensation expense for Lazard excludes charge associated with restructuring costs.

Enterprise Value amounts are as of March 31, 2013 (Factset)

As you can see in nearly every case the results for EVR are favorable when compared to our closest peer companies.

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Our Compensation Practices and our use of Equity have led to Superior Results

Over the last five years, 95% of annual bonus equity awards were granted to employees who had direct revenue generating responsibilities. Unlike most of our competitors, these are the employees who have and will continue to generate our superior revenue and Total Shareholder Return (“TSR”). It is important to emphasize that over the last five years our TSR was 10.1%, compared to 1.7% for the S&P 500 Index and more importantly -11.1% for the entire GL “peer group.” In comparison to GL’s calculation of GHL’s and LAZ’s 5 year average TSR of 0.2% and -4.2% respectively, our performance also stands out. Our compensation is tied directly to contribution to our business, not seniority or role. Furthermore, annual bonus equity awards are delivered as a component of an employee’s annual incentive compensation amount, not as a supplement, and are always based on services already performed and revenue already generated.

Our goal at Evercore is to create the premier global independent investment banking advisory firm delivering superior returns to our stockholders. We have made significant progress toward this goal, but in order to continue delivering superior returns we need to continue to attract, retain and motivate the best talent in the business. Sustaining the compensation strategies that have served us well is fundamental to our continued success in attracting and retaining such talent and to our overall continued progress.

For all these reasons, our Board recommends that you vote “FOR” Proposal No. 2. Please take a few minutes to vote your shares today. Your vote is very important.

Sincerely yours,

/s/ Adam B. Frankel

Adam B. Frankel

Senior Managing Director and General Counsel

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